ARTICLES OF AMENDMENT
                                     OF
                                 CULP, INC.

     The undersigned corporation hereby submits these Articles of Amendment for the purpose of amending its articles of incorporation:

     1.   The name of the corporation is Culp, Inc.

     2.   The following amendment to  the articles of incorporation  of the corporation was adopted  by its shareholders on the 20th  day of September,

1994, in the manner prescribed by law:

          The Articles  of Incorporation shall be  amended by deleting

     Article  4 in its entirety and substituting the following text as

     Article 4:

               4.   The corporation shall have the authority to issue fifty

          million  (50,000,000)   shares   consisting  of   forty   million

          (40,000,000)  shares of  common stock  with a  par value  of five cents ($0.05) per  share and ten  million (10,000,000) shares  of preferred stock with a par value of five cents ($0.05) per share,

          the rights, preferences and  limitations of which preferred stock may be  determined from  time to  time in  the discretion  of the

          Board of Directors.

     3.   These articles will become effective upon filing.

     This the 21st day of December, 1994.


                         CULP, INC.

                    By:  /s/ Robert G. Culp, III
                       Robert G. Culp, III
                       Chief Executive Officer